Exhibit (h)(xi)

FOURTH AMENDMENT TO

FUND PARTICIPATION AGREEMENT

This Fourth Amendment (“Amendment”) dated as of December 17, 2018 (“Effective Date”) is by and among American Funds Insurance Series (the “Series”), Capital Research and Management Company (“CRMC”), American General Life Insurance Company (“AGL”) (successor by merger to SunAmerica Annuity and Life Assurance Company and formerly known as AIG SunAmerica Life Assurance Company and as Anchor National Life Insurance Company) and SunAmerica Series Trust (collectively with AGL, the “Company”), referred to individually or collectively as the “Party” or the “Parties.” This Amendment amends the Fund Participation Agreement (the “Agreement”) dated August 30, 2006, as previously amended.

WHEREAS, the Series, CRMC and the Company desire to amend the Agreement.

NOW, THEREFORE, the Agreement is amended as follows:

1.    Schedule C is deleted in its entirety and replaced with the Schedule C attached hereto.

2.    Section 31 is deleted in its entirety and replaced with the following:

The Parties hereto understand that Company receives certain nightly allocation files that are distributed to insurance companies which offer the SA American Funds VCP Managed Allocation Portfolio (the “Portfolio” or the “Feeder Fund”) which invests in the American Funds Insurance Series – Managed Risk Growth-Income Fund (the “Master Fund”) (collectively the “Funds”) and that such nightly allocation files contain the following disclaimer language: “The report contains confidential information, is intended solely for the use of the original recipient, and may not be disclosed to any other person or entity except as permitted in the Fund Participation Agreement among CRMC, the American Funds Insurance Series and the recipient or as otherwise agreed between CRMC and the recipient.”

The Parties agree that AGL, notwithstanding the disclaimer language referenced above, may: (1) use such information contained in such nightly allocation files distributed to Company that is necessary to determine the Funds’ effective equity exposure and (2) disclose the effective equity exposure of the Funds as of dates certain in AGL’s marketing materials. This agreement as to the use and disclosure of such files shall extend to such other “Managed Risk” funds in the American Funds Insurance Series that AGL may offer in the future. AGL acknowledges and understands that CRMC and its affiliates do not have any current intention of disclosing the net effective equity exposure of the Funds in any of the marketing or sales materials that they produce for the Funds.

3.    This Amendment may be executed in one or more counterparts, with the same effect as if the parties had signed the same document. Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one Amendment.

4.    Except to the extent otherwise expressly set forth in this Amendment, this Amendment is governed by the terms and conditions of the Agreement. To the extent this Amendment conflicts with the Agreement, this Amendment shall govern, but only to the extent of such conflict. Any capitalized terms not defined herein shall have the same meaning as in the Agreement. This Amendment shall be attached to, and made a part of, the Agreement.

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute this Fourth Amendment to Fund Participation Agreement as of the date and year first above written.

AMERICAN FUNDS INSURANCE SERIES		SUNAMERICA SERIES TRUST

By:	/s/ Steven I. Koszalka	By:	/s/ John T. Genoy

Name:	Steven I. Koszalka	Name:	John T. Genoy

Title:	Secretary	Title:	President

CAPITAL RESEARCH AND MANAGEMENT COMPANY		AMERICAN GENERAL LIFE INSURANCE COMPANY

By:	/s/ Maria Manotok	By:	/s/ Todd P. Solash

Name:	Maria Manotok	Name:	Todd P. Solash

Title:	SVP and SR. Counsel	Title:	President, Individual Retirement

SCHEDULE C

Master Funds and Corresponding Portfolios

Section 1

American Funds Insurance Series Master Funds:	Trust Portfolios
Growth Fund	SA American Funds Growth Portfolio
Global Growth Fund	SA American Funds Global Growth Portfolio
Growth-Income Fund	SA American Funds Growth-Income Portfolio
Asset Allocation Fund	SA American Funds Asset Allocation Portfolio

Section 2

American Funds Insurance Series Master Funds:	Trust Portfolios
Managed Risk Growth-Income Fund	SA American Funds VCP Managed Allocation Portfolio